EXHIBIT 99.2

     MDI and Stratis Authority Announce Strategic Investment Agreement and
                              Business Partnership

       MDI to Receive $2.6 Million Initial Investment and Key Role in the
                     Learn Safe(TM) School Security Program

    SAN ANTONIO--(BUSINESS WIRE)--Feb. 1, 2007--MDI, Inc. (NASDAQ:MDII), the leading provider of Unified Technology(TM) solutions for the security industry announced that on January 31, 2007, it entered into a business partnership and strategic financing agreement with Stratis Authority. As part of a nationwide comprehensive security solution for public and private school systems, MDI has been selected as a provider of security products through its MDI Security Systems division and professional services through its Global Systems Solutions (GSS) division to Stratis Authority's Learn Safe(TM) program. Stratis Authority, an Orlando, Fla. based global holding company with multi-national units providing high-end security solutions for public and private institutions, developed the Learn Safe program to address the security issues faced in our nations school systems.

    The agreement included a $2.6 million initial investment through the issuance of the Company's common stock at a price approximately 20% above the market price on the closing date.

    Stratis Authority selected MDI based on its ability to combine project implementation and management experience with leading edge security technology. Successful execution of the Learn Safe program required a company with the flexibility to plan, implement and manage a comprehensive security program across the United States. MDI is well known in the industry for the ability to customize their open architecture solutions to fit the security needs of each individual project. The Company has led the Federal Government integrated access control space for over a decade by providing their clients with custom-engineered solutions driven by the needs of each specific operating location.

    "MDI's unique business model, which combines the manufacture of award-winning products with the large project experience of GSS was a unique solution set that we were unable to find with any other security provider," stated James M. Vandevere, Chairman of Stratis Authority. "We have the financial, corporate and political infrastructure necessary to accomplish our Learn Safe goals this year, but were missing the ability to execute a customized IP security program on a national scale at the site operations level. This was the key component in selecting MDI as our partner," he added.

    Vandevere also stated, "Learn Safe's market is comprised of over 15,000 school districts across the nation, all requiring supplementary security programs at various levels. As the only unified platform for total security management in this sector, we are confident that this partnership will empower us to reach our initial market share goal of 15 percent. Based on our preliminary research, we have identified projects that may lead to total program sales in excess of $500 million over the next 24 months. I am confident that this program can place MDI at the top of the $60B electronic security industry within the next 2 years," he concluded.

    "Over the past two years, MDI has been searching for a strategic partner with the proper financial resources, business network and pull-through sales channels to meet the company's growth needs," noted
J. Collier Sparks, CEO and President of MDI, Inc. "Our partnership with Stratis Authority is the beginning of a new business era for MDI, as our new partners are prepared to back our company's growth across both Government and commercial markets as part of their new strategic focus in the security space. It is my belief that this partnership can assist MDI in becoming the largest single player in the security industry," he added.

    Stratis Authority, a holding company with global operating entities reaching across multiple sectors of the physical security industry, has committed to provide the comprehensive resources necessary for MDI to continue to grow their business in execution of their long term strategic plan, which includes a principal role in the Learn Safe program.

    About Learn Safe(TM)

    The Learn Safe program, developed by Stratis Authority, offers a variety of security core competencies to educational institutions across the United States. The program identifies problems faced by teachers and administrators in a format that is tailored to each locality and strives to minimize the visible infrastructure usually associated with traditional high-security systems (i.e., detectors, physical screening and armed security officers). The program's goal is to empower school administrators and teachers with an integrated suite of tools to support their current security requirements while assisting staff members in minimizing risks by identifying security threats in time to prevent future incidents. Offerings include Total Security Site Surveys (Risk Assessments, Layered Security Control, Perimeter and Barriers, Security Training), Data and Information Capture (Fully Integrated Access, Video and Intrusion Detection Systems, Video Analytics, Enterprise Scalable Security Solutions), Access and Security (ID, Credentialing, Visitor Control, People Counting), HR Solutions (Full Background & Records Checks, Fingerprint Checks, Drug Testing), Security Staffing and Local First Responder Coordination (Emergency Planning, Security Policies & Procedures). For more information on Learn Safe, please visit www.learnsafe.org.

    About MDI, Inc.

    MDI (NASDAQ:MDII) manufactures security technology solutions designed to protect people, facilities and assets. These solutions are unified by ONE Technology. ONE Technology unifies security point products, systems and subsystems into a common management platform. Far beyond the Integrated Security Management software promoted by industry competitors, ONE delivers an open architecture environment that adapts each individual application and device into its platform - promoting global collaboration as ONE system. The MDI product family currently protects over 8 million alarm points across the globe for many of the world's most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, TSA, Fidelity Investments, Bureau of Engraving & Printing, American Express, Department of Defense, IRS, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI or its diversified line of security products, please visit www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this document, other than statements of historical fact, that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent our reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause our actual results and financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "plan," "may," "will," "should," "expect" and other words of similar meaning.

    CONTACT: MDI, Incorporated, San Antonio
             Investor Relations:
             Richard A. Larsen, 210-582-2664
             Richard.Larsen@mdisecure.com
             or
             Media Contact:
             Michael M. Garcia, 210-477-5400
             Mike.Garcia@mdisecure.com